Exhibit 99.2

[FIRST CAPITAL, INC.]

Dear ESOP Participant:

As a participant in the First Harrison Bank Employee Stock Ownership Plan (the “ESOP”) you are entitled to direct the trustees of the ESOP how to vote the shares of First Capital, Inc. (the “Company”) common stock allocated to your ESOP account.  On behalf of the Board of Directors of the Company, I am forwarding you the enclosed Vote Authorization Form for the purpose of providing the ESOP trustees with voting instructions for the proposals to be presented at the Special Meeting of Shareholders of First Capital, Inc. which will be held on November 19, 2015. The ESOP trustees are William W. Harrod, Jill R. Keinsley and Michael C. Frederick.   Also enclosed with this letter is a Proxy Statement for the Special Meeting of Shareholders and a pre-addressed, postage-paid return envelope.

The ESOP trustees will vote the shares of Company common stock allocated to your ESOP account as you instruct; provided that the ESOP trustees receive your instructions by 5:00 p.m. ET on November 13, 2015.  The ESOP trustees, subject to their fiduciary duties, will vote any allocated shares of Company common stock for which you fail to provide timely instructions in a manner calculated to most accurately reflect the timely instructions received from other ESOP participants regarding the shares of Company common stock allocated to their accounts.

In order to instruct the voting of the shares of Company common stock allocated to your ESOP account, please complete, sign and date the enclosed Vote Authorization Form and return it in the enclosed postage-paid envelope no later than 5:00 p.m. ET on November 13, 2015.  Your voting instructions will be tabulated by the Company’s outside legal counsel — Krieg DeVault LLP. Krieg DeVault LLP will maintain the confidentiality of your voting instruction and will not reveal, directly or indirectly, your identity to the ESOP trustees or any employee or director of the Company or First Harrison Bank when conveying the voting instructions of all ESOP participants.

Sincerely,

William W. Harrod
President and Chief Executive Officer